EXHIBIT 99.1

VIASYSTEMS


NEWS COPY                                                 INFORMATION CONTACT:
                                                          John S. Hastings
FOR IMMEDIATE RELEASE                                     (314) 719-1831


                  JAMES N. MILLS STEPS DOWN AS VIASYSTEMS CEO

   Successor is David M. Sindelar, Long-Time Business Partner and Current CFO

           ST. LOUIS, JULY 16, 2001 - James N. Mills announced today that, effective immediately, he will step down as Chief Executive Officer of Viasystems Group, Inc. (NYSE: VG) and of its operating company, Viasystems, Inc. Mr. Mills, 63, will remain Chairman of the Board of both companies. David M. Sindelar, currently Senior Vice President and Chief Financial Officer of Viasystems Group and Viasystems, will assume the new responsibilities and title of Chief Executive Officer of both companies.

           "It has been a great honor to serve as the CEO of Viasystems since its inception in 1996," Mills stated. "Through our partnership with Hicks, Muse Tate & Furst, we set out to create a world-class global electronics manufacturing services company. We have successfully implemented our strategy and now is the right time for David Sindelar to become CEO. David's outstanding record of performance gives me total confidence that Viasystems will have enormously capable leadership. David's integrity, character, vision and performance standards have been extraordinarily demonstrated."

           Speaking on behalf of Hicks, Muse, Thomas O. Hicks said, "Jim has served Viasystems well at a very important time in its history with his incisiveness, judgment and experience. Jim's intellect, talents and vision have contributed significantly to the realization of Viasystems' strategy in the highly dynamic EMS industry. I am pleased that his contributions to Viasystems will continue as chairman of the board."

           In addition to his duties as Chairman of the Board of Viasystems, Mr. Mills shall continue as the Chairman of International Wire Group, Inc., LLS Corp. and as the Chairman and CEO of Mills & Partners.

           This press release contains forward-looking statements as defined by the federal securities laws, and these statements are based upon Viasystems'

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current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied. Certain factors that could cause actual results to differ include fluctuations in operating results and customer orders, a competitive environment, reliance on large customers, risks associated with international operations, ability to protect patents and trade secrets, environmental laws and regulations, relationship with unionized employees, risks associated with acquisitions, substantial indebtedness, control by large stockholders and other factors described in Viasystems' filings with the Securities and Exchange Commission.

           Viasystems Group, Inc. is a leading global EMS provider with 22,000 employees and 33 manufacturing facilities in 10 countries, supplying customers in the telecommunications, networking, automotive and consumer electronics industries. Viasystems is listed on the New York Stock Exchange, trading under the symbol "VG."

                               www.viasystems.com
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